EXHIBIT 99.1

NASDAQ: NSIT

Insight Bolsters Leadership Team with New Executive Appointment and Two Board Members

James Morgado named CFO; former Deloitte and BCG alums Janet Foutty and Tom Reichert join Board of Directors

CHANDLER, Ariz., – September 3, 2024 – Insight Enterprises, Inc. (Nasdaq: NSIT) today announced the appointment of James Morgado to the role of chief financial officer, effective Jan. 1, 2025. Morgado will report to Insight CEO Joyce Mullen and, in January, will replace CFO Glynis Bryan, who announced her intent to retire earlier this year.

Insight also announced that Deloitte alum Janet Foutty and ERM CEO and Boston Consulting Group (BCG) alum Tom Reichert joined its Board of Directors, effective Aug. 30. Foutty and Reichert add considerable consulting and services expertise to the board at a time when Insight is accelerating its progress toward becoming the leading Solutions Integrator.

“As we gain traction in the Solutions Integrator category, I’m excited to welcome new leadership to Insight that will strengthen our business operations,” said Joyce Mullen, president and chief executive officer, Insight. “James has been a key member of the leadership team at Insight, and his appointment as CFO is a testament to the succession-planning efforts we’ve worked on for several years. I’m confident his demonstrated leadership and focus on transformative results will drive both top- and bottom-line growth for the company. Janet and Tom’s extensive services experience will help steer Insight closer to our goal of helping clients achieve the significant benefits of digital innovation faster and more efficiently.”

Morgado currently serves as senior vice president and chief financial officer for North America at Insight. In this role, Morgado has been responsible for driving the company’s successful efforts to increase its gross margins as part of Insight’s commercial excellence initiative. Prior to Insight, Morgado was vice president of finance for Synopsys Inc., where he led corporate planning, FP&A, treasury, procurement, and supply chain finance. He also served as vice president of finance for Juniper Networks, where he built the reporting and analytics team and helped design the system for corporate planning and sales forecasting.

“Throughout my time at Insight, I have seen first-hand the company’s success in defining a new category for the industry,” said Morgado. “As a Solutions Integrator, we are investing in new growth areas to help our clients digitally transform, and I’m looking forward to playing a leading role in continuing to execute against that strategy.”

Morgado will succeed Glynis Bryan who has served as Insight’s CFO since 2007 and has been instrumental in shaping the organization over the past 17 years. Bryan will continue to serve as CFO through the end of the 2024 calendar year.

Coinciding with Morgado’s appointment, Insight expanded its Board of Directors by adding Foutty and Reichert.

Foutty, who retired from Deloitte in September after more than 30 years with the company, is a distinguished senior business leader, technologist, author, and frequent public speaker. She most recently served as executive chair of the board of Deloitte US and previously as CEO of Deloitte Consulting. During

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Insight Enterprises, Inc.	2701 E. Insight Way	Chandler, Arizona 85286	800.467.4448	FAX 480.760.8958

EXHIBIT 99.1
her time at Deloitte, Foutty helped Deloitte transform in response to market and technological disruptions, ultimately growing the business from $7 billion to $10 billion. Foutty currently serves on various not-for-profit boards, including Bright Pink, where she is Board Chair, Argonne National Labs, and The Chicago Network.

Reichert is the CEO of ERM, the world’s largest specialist sustainability consultancy, comprising over 8,000 experts across 40 countries. Prior to ERM, Reichert spent most of his career at BCG, where his tenure culminated with his role as global leader of DigitalBCG. He was also previously BCG’s Chair of North America. In 2020, Reichert was recognized as one of the Power Players of Consulting by Business Insider, and Consulting Magazine named him one of the industry’s top 25 most influential consultants in the leadership category in 2014.

About Insight

Insight Enterprises, Inc. is a global Fortune 500 Solutions Integrator helping accelerate transformation by unlocking the power of people and technology. We architect, build, and manage solutions for complex IT environments. Our digital transformation services include deep expertise in cloud, data, AI, cybersecurity and intelligent edge, augmented by longstanding relationships with 8,000+ technology partners. By quickly and effectively delivering best-fit solutions, we help our clients simplify modern business processes to improve customer and work experiences, business intelligence, efficiency and growth. We’re rated as a Great Place to Work, a Forbes World’s Best Employer and a Fortune World’s Best Workplace. Discover more at www.insight.com. NSIT-M

CONTACT:	RYAN MIYASATO
INVESTOR RELATIONS
TEL. 408.975.8507
EMAIL Ryan.Miyasato@insight.com

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Insight Enterprises, Inc.	2701 E. Insight Way	Chandler, Arizona 85286	800.467.4448	FAX 480.760.8958